Mail Stop 4561

      January 25, 2006


      VIA USMAIL and FAX (972) 250 - 0934

Mr. Gary W. Boyd
Vice President - Finance and Chief Executive Officer
Ascendant Solutions, Inc.
16250 Dallas Parkway, Suite 102
Dallas, Texas 75248

      Re:	Ascendant Solutions, Inc.
      	Form 10-KSB for the year ended 12/31/2004
      	Filed on 3/29/2005
      	Form 10-Q for the period ended 3/31/2005, 6/30/2005, and 9/30/2005
      	Filed on 5/12/2005, 8/15/2005, and 11/14/2005
      	File No. 000-32345

Dear Mr. Gary W. Boyd:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



Jorge Bonilla
      Senior Staff Accountant







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